Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Ouster, Inc. on Amendment No. 1 to Form S-1 (File No. 333-254987) of our report dated March 8, 2021, except for the effects of the restatement discussed in Notes 2 and 9, as to which the date is June 30, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Ouster, Inc. (formerly Colonnade Acquisition Corp.) as of December 31, 2020 and for the period from June 4, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
Houston, Texas
July 12, 2021